Exhibit 10.2

OneBeacon Insurance Group, Ltd.

Long-Term Incentive Plan

2010-2012 Performance Unit Grant

THIS GRANT (this “Grant”) is made, effective as of February 23, 2010, between OneBeacon Insurance Group, Ltd., a Bermuda company (the “Company”) and <First NAME> <Last NAME> (the “Participant”).

RECITALS:

WHEREAS, the Company has adopted the Long-Term Incentive Plan (“Plan”), which Plan is incorporated herein by reference and made part of this Grant; and

WHEREAS, the Board has determined that it would be in the best interest of the Company and its owners to grant the award provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Grant:  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Grant, the Company hereby grants to the Participant a Performance Unit Award of <# Of UNITS> units.  The value of one Unit shall be fixed at $100.00 (the “Unit Value”) for all purposes under this Grant.

2.                                      Award Period:  The Award Period shall be January 1, 2010 through December 31, 2012.

3.                                      Performance Objective:  The Performance Objective applicable to this Award shall be an adjusted economic combined ratio for the Company and its subsidiaries (the “Adjusted Economic Combined Ratio”) of 95% for the Award Period as a whole.  The Adjusted Economic Combined Ratio for the Award Period as a whole will be the average (mean) of the Adjusted Economic Combined Ratio for each of the three Performance Periods as determined by the Board in its sole discretion.

4.                                      Performance Percentage.  The Performance Percentage applicable to the Units shall be dependent upon the extent to which the Performance Objective is attained and shall be determined as follows:

Adjusted Economic Combined Ratio for the Award Period	Performance Percentage
99% or higher	0%
98%	35%
97%	65%
96%	85%
95%	100%
94%	115%
93%	135%
92%	165%
91% or lower	200%

The Adjusted Economic Combined Ratio for the Award Period is calculated to the nearest one-tenth of one percent.  In the event that the Adjusted Economic Combined Ratio for the Award Period is not a whole percentage value, the Performance Percentage shall be determined by straight-line interpolation between the two successive whole Adjusted Economic Combined Ratio values from the table above.

5.                                      Award Payment:  Subject to all terms and conditions of the Plan, the Participant’s actual value at the end of the Award Period will be settled in cash, in the Company’s Class A common stock (“Shares”), or partly in cash and partly in Shares, as determined by the Committee.

If settled entirely or partially in cash, the cash value will be:

(a) the number of Performance Units granted, times

(b) the Performance Percentage, times

(c) the Unit Value, times

(d) the percentage of the Award settled in cash.

If settled entirely or partially in Shares, the number of Shares issued will be:

(a) the number of Performance Units granted, times

(b) the Performance Percentage, times

(c) the Unit Value divided by the fair market value of one Share on the date that the Board certifies the Performance Percentage, times

d) the percentage of the Award settled in shares.

6.                                      Termination of Employment:  Except as provided in Section 7 of the Plan, this Award shall be canceled, and no payment shall be payable hereunder, if the Participant’s continuous employment or Related Employment with the Company shall terminate for any reason prior to the end of the Award Period.

7.                                      Successors and Assigns:  This Grant shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company shall request any purchaser of a business unit in which the Participant is employed (a “Purchaser”), to fully assume the obligations of the Company under this Grant.  If a Purchaser declines to assume such obligations, the Company shall remain obligated under the terms of this Grant.

8.                                      Definitions:  All terms not otherwise defined herein shall have the same meaning as in the Plan.

9.                                      Withholding:  The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable income tax withholding  requirements, including the payment to the Company, at the termination of the Award Period (or such earlier or later date as may be applicable under the Code), of all such taxes and other amounts, and the Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding amounts from any compensation or other amount owing from the Company to the Participant), to satisfy all obligations for the payment of such taxes and other amounts.

10.                               Reduction of the Award:  Notwithstanding anything to the contrary herein, the Board, in its sole discretion (but subject to applicable law), may reduce any amounts payable to the Participant in order to satisfy any liabilities owed to the Company by the Participant.

11.                               No Right to Continued Employment:  Neither the Plan nor this Grant shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries.  Further, the Company may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Grant, except as otherwise expressly provided in the Plan and in this Grant.  In addition, nothing herein shall obligate the Company to make future Grants to the Participant.

12.                               Award Subject to Plan:  By entering in this Grant the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, understands the terms of the Plan and this Award and that this Award is subject to all of the terms and provisions set forth in the Plan and in this Grant and accepts this Performance Unit Award subject to all such terms and conditions which are incorporated herein by reference, including, but not limited to, the eligibility requirement to execute a Confidentiality and Nonsolicitation Agreement.  In the event of a conflict between any term or provision contained in this Grant and a terms or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13.                               Designation of Beneficiary by Participant:  A Participant may name a beneficiary to receive any payment to which he/she may be entitled in respect of this Award in the event of his/her death, by notifying the Company.  A Participant may change his/her beneficiary from time to time in the same manner.  If the Participant has not designated a beneficiary or if no designated beneficiary is living on the date on which any amount becomes payable to a Participant’s beneficiary, that amount shall be paid to the Participant’s estate.

14.                               No Rights as Shareholder: You will not be considered a shareholder of the Company for any purpose with respect to this Award unless and until Shares are issued to you in settlement of this Award.

15.                               Restrictions on Transfer of Units:  Units may not be sold, transferred, pledged, exchanged, hypothecated or disposed of by you and shall not be subject to execution, attachment or similar process.

16.                               Compliance with Section 409A of the Internal Revenue Code:  Notwithstanding anything in this Agreement to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan to which Internal Revenue Code Section 409A applies, the administration of this Award (including time and manner of payments under it) shall comply with Section 409A.

17.                               Notices:  Any notice necessary under this Grant shall be addressed to the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as such party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

18.                               Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

19.                               Entire Agreement:  This Agreement, the Plan, and the rules and procedures adopted by the Compensation Committee, contain all of the provisions applicable to the Grant and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

20.                               Signature in Counterparts:  This Grant may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Grant as of the day and year first above written.

PARTICIPANT	ONEBEACON INSURANCE GROUP, LTD.

By:	By:
<First Name> <Last Name>	Name: Mike Miller
Title: President & CEO

Date

Award Details:

2010 — 2012 Performance Unit Plan
<# Units> Units Granted

Annex

Key Definitions

Terms used in this Grant shall have the following meanings:

Adjusted Economic Combined Ratio shall mean:

Reported GAAP Combined Ratio adjusted to include:

(a)         a charge to cover catastrophic events (CAT Charge) and

(b)         all other income and other expense except:

(i)                         parent company G&A expenses;

(ii)                      items explicitly related to capital and investments; and

(iii)                   tax adjustments explicitly related to parent G&A expenses and capital and investments.

The adjustment to GAAP combined ratio shall be calculated as the pre tax impact of items above divided by GAAP earned premium.

Board shall mean:

The Board of Directors of the Company, or the Compensation Committee of the Board or such other committee or subcommittee that is authorized to determine performance under the Long-Term Incentive Plan.

CAT Charge shall mean:

i)                                         (a) one-half of the annual plan CAT losses represented as a percentage of plan net earned premium, times (b) actual net earned premium, plus

ii)                                      (a) an insurance charge of 0.02%, times (b) actual net earned premium, plus

iii)                                   one-half of actual CAT losses, subject to

iv)                                  an overall maximum of 5.0% of actual net earned premium

For 2010, plan CAT losses are 2.4% of plan earned premium.  Consequently, for 2010, the CAT charge calculation will equal 1.2% of actual net earned premium, plus one half of actual CAT losses.

Performance Percentage shall mean:

a percentage of no less than 0% and no more than 200%, as determined by the Board in its sole discretion and as outlined in paragraph four (4) of this Performance Unit Grant.

Performance Period shall mean:

Each of the fiscal years of the Company ending December 31, 2010. 2011and 2012, respectively.

Performance Unit shall mean:

a performance unit granted to participant under the Company’s Long-Term Incentive Plan having a value of $100.00 per unit for all purposes under the Grant, conditioned upon the attainment of a specified Performance Objective(s) over a specified Award Period.